Exhibit 23.1

Consent Of Independent

Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-32777, 333-190861 and 333-156593) of Arch Coal, Inc. of our report dated June 26, 2014 with respect to the financial statements and supplemental schedule of the Arch Coal, Inc. Employee Thrift Plan included in this Annual Report on Form 11-K for the year ended December 31, 2013.

/s/ RubinBrown LLP

St. Louis, Missouri

June 26, 2014